Exhibit 107

Form S-8

(Form Type)

ATLAS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common shares, par value $0.01 per share, to be issued under the Atlas Corp. Amended and Restated Stock Incentive Plan (the “Amended SIP”)	457(c); 457(h)	10,000,000	$15.26(2)	$152,600.000 (2)	$92.70 per $1,000,000	$14,146.02
Total Offering Amounts					$152,600,000		$14,146.02
Total Fee Offsets							$0.00
Net Fee Due							$14,146.02

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers and indeterminate number of common shares (the “Common Stock”) of Atlas Corp. (the “Registrant”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average high and low prices of Registrant’s Common Stock as reported on the New York Stock Exchange on March 21, 2022.